UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 17, 2008

Date of Report

iBroadband, Inc. (Name of small business issuer in its charter)	Nevada (State or other jurisdiction of incorporation or organization)
88-0464894 (I.R.S. Employer Identification No.)	14286 Gillis Rd. Farmers Branch, TX (Address of principal executive offices)
Issuer's telephone number: (972) 458-0909	75244 (Zip Code)
None (Former name of former address, if changed since last report)	000-51918 (Commission File Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[   ]  Written communications pursuant to Rule 425 under the Securities Act

     (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the

     Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the

     Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 11, 2008, iBroadband, Inc.(the “Company”), executed and delivered to Professional Traders Fund, LLC (“PTF”)of Westbury, New York, a Secured Promissory Note in the principal amount of $225,000 (the “Note”). The Note is due July 11, 2008, or earlier upon the date the Company consummates an equity financing or funding transaction in excess of $1,000,000, and bears interest at the rate of eleven (11%) per annum. Six months interest on the Note was prepaid from the proceeds of the Note at closing.

As a fee for the loan, the Company was obligated to (i) pay PTF the sum of $19,250 in cash for a management fee and legal reimbursement, (ii) issue PTF 250,000 shares of free-trading stock (the “Free-Trading Shares”), and (iii) issue PTF 250,000 shares of restricted stock (the “Restricted Shares”). The Company can only issue restricted stock and, therefore, will issue PTF the Restricted Shares. The Free-Trading Shares were paid by a non-affiliated shareholder of the Company who sold and transferred to PTF 250,000 shares of the Company’s common stock standing in his name. In return, the Company has obligated itself to issue to such shareholder 300,000 shares of the Company’s restricted common stock.

The Note is secured by the Company’s majority shareholder’s pledge to PTF of 11,000,000 shares of the Company’s common stock standing in his direct name or beneficially owned by him.

In connection with the Note, the Company on January 11, 2008 also issued and delivered to PTF a warrant to purchase 100,000 shares of the Company’s common stock at the exercise price of $0.50 per share. The warrant is exercisable any time after the issuance date and expires at the close of business on January 2013.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The warrant issued in connection with the Note is exempt from registration by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated hereunder.

The securities to be issued to PTF and the shareholder are exempt from registration by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated hereunder.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2008

iBroadband, Inc.

(Registrant)

By: /s/ Matthew Hutchins

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Title:  President/CEO